Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of ETFis Series Trust I of our report dated December 20, 2019, relating to the financial statements and financial highlights, which appears in Virtus WMC Global Factor Opportunities ETF’s (one of the Funds constituting ETFis Series Trust I) Annual Report on Form N-CSR for the year ended October 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
July 20, 2020